Exhibit 99.1

Contact:     Thomas S. Elley

334-636-5424

FIRST US BANCSHARES, INC.

REPORTS THIRD QUARTER RESULTS

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Reports Loan Growth and Increased Earnings

THOMASVILLE, AL (October 27, 2016) – First US Bancshares, Inc. (formerly known as United Security Bancshares, Inc.) (Nasdaq: FUSB) (the “Company”) today reported net income of $0.6 million, or $0.09 per diluted share, for the quarter ended September 30, 2016 and $1.3 million, or $0.21 per diluted share, for the nine months ended September 30, 2016. The results represent an increase of $0.02 per diluted share compared to the prior quarter. Compared to the three months ended September 30, 2015, diluted earnings per share were unchanged.

Financial Highlights

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Loan growth - Net loans increased $18.2 million during the third quarter of 2016, an increase of 6.1%, or 24.4% on an annualized basis. Growth at the Company’s banking subsidiary, First US Bank (the “Bank”) totaled $18.5 million during the quarter, and was partially offset by a reduction of $0.3 million at the Company’s finance company subsidiary, Acceptance Loan Company, Inc. (“ALC”). Year-to-date growth in the Company’s net loans as of September 30, 2016 totaled $61.7 million, or 32.2% on an annualized basis. Of the total growth, $57.7 million and $4.0 million was attributable to the Bank and ALC, respectively.

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Earnings - The Company’s earnings in the third quarter increased 19.0% compared to the prior quarter, driven by increased interest income. Third quarter pre-provision net interest income increased $0.3 million as a result of higher average loan volumes at the Bank compared to the previous quarter. Growth in interest income was partially offset by higher levels of loan loss provisioning resulting from increased loan volume, as well as increased non-interest expense.

For the nine months ended September 30, 2016, earnings decreased $0.8 million compared to the corresponding period of 2015. This decrease resulted from significantly higher loan loss provisioning in 2016 as a result of the substantial loan growth during the period. For the nine months ended September 30, 2016, the provision for loan losses was $1.4 million, compared to a negative provision (reduction in reserve) for loan losses of $0.2 million for the nine months ended September 30, 2015. Pre-provision net interest income totaled $20.8 million for the nine months ended September 30, 2016, compared to $20.6 million for the corresponding period of 2015.

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Asset quality improvement - Non-performing assets decreased by $0.4 million during the third quarter to $7.7 million as of September 30, 2016. Non-performing assets as a percentage of total assets were reduced to 1.28% as of September 30, 2016, compared to 1.33% as of June 30, 2016, and 1.98% as of September 30, 2015.

Company Name Change

On October 11, 2016, the Company’s corporate name was changed to First US Bancshares, Inc. to more closely align the Company’s name with the name of the Bank. Also, beginning on October 11, 2016, the Company’s common stock began trading under a new ticker symbol, “FUSB,” on the Nasdaq Capital Market. Outstanding certificates for shares of the Company’s common stock acquired prior to the name and ticker symbol change remain valid and need not be exchanged.

First US Bancshares, Inc. Reports Third Quarter Results

October 27, 2016

“We are pleased to report another quarter of loan growth and asset quality improvement, as well as growth in earnings” stated James F. House, President and Chief Executive Officer of the Company. “The third quarter represented our fourth consecutive quarter of loan growth, and that growth is beginning to translate into higher levels of revenue. Pre-provision net interest income was significantly stronger this quarter compared to both the previous quarter and the third quarter of 2015. This is directly attributable to the loan growth we’ve experienced. We remain focused on growing the loan portfolio with quality loans that fit our credit standards. The alignment of the name of our company with the Bank’s name has been well received, and we believe it further enhances our brand in the communities that we serve,” continued Mr. House.

Results of Operations

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Pre-provision net interest income totaled $7.2 million in the third quarter of 2016, compared to $6.9 million in the prior quarter. The increase was attributable to loan growth at the Bank. Net yield on interest-earning assets remained consistent at 5.20% for the third quarter, compared to 5.19% for the prior quarter. For the nine months ended September 30, 2016, pre-provision net interest income totaled $20.8 million, compared to $20.6 million for the corresponding period of 2015. Net yield on interest-earning assets was 5.16% and 5.33% for the nine months ended September 30, 2016 and 2015, respectively. The reduction in net yield comparing the nine-month periods resulted primarily from reduced yield on loans at both the Bank and ALC, partially offset by a shift in the mix of earning assets to a higher percentage of loans as compared to investment securities, which generally earn a lower yield.

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The provision for loan losses increased to $0.7 million for the third quarter of 2016, compared to $0.5 million during the previous quarter. For the nine months ended September 30, 2016, the provision for loan losses totaled $1.4 million, compared to a negative provision (reduction in reserve) of $0.2 million for the nine months ended September 30, 2015. The increased provisioning for both the third quarter and first nine months of 2016 was due to loan growth at both the Bank and ALC. Credit quality of the portfolio continued to improve during the third quarter as evidenced by continued reduction in historical loss rates primarily at the Bank. The allowance for loan losses as a percentage of loans was 1.14% as of September 30, 2016, compared to 1.19% as of June 30, 2016, and 1.80% as of September 30, 2015.

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Non-interest income totaled $1.6 million in the third quarter of 2016, compared to $1.5 million in the prior quarter. For the nine months ended September 30, 2016, non-interest income totaled $4.0 million, compared to $3.4 million for the nine months ended September 30, 2015. The increase in 2016 resulted primarily from increases in credit insurance income earned at ALC and higher realized gains on the sale of investment securities.

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Non-interest expense totaled $7.3 million in both the third quarter and second quarter of 2016. For the nine months ended September 30, 2016 and 2015, non-interest expense totaled $21.7 million and $21.2 million, respectively, representing an increase of $0.5 million. Included in this increase were salaries and employee benefits, which increased $0.2 million, or 1.8%, comparing 2016 to 2015. Additional increases included $0.4 million associated with information technology services, $0.1 million associated with training and other outside services, and $0.1 million in impairment expenses associated with the closure of one of the Bank’s branches. These increases were partially offset by a decrease of $0.4 million in other real estate/foreclosure expenses.

“Although we are pleased with the loan growth we have experienced, the earnings environment remains challenging,” continued Mr. House. “The Company’s net income has been significantly impacted by increases in the provision for loan losses, which is to be expected during periods of significant loan growth. As we move forward, we expect the lending environment for high quality loans to continue to be very competitive. We continue to make enhancements to our technology and customer service platforms in an effort to ensure that our footing is solid for future growth opportunities.”

First US Bancshares, Inc. Reports Third Quarter Results

October 27, 2016

Balance Sheet Management

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Loan growth was funded through available cash balances, growth in deposits and borrowings, and cash flows generated from the investment securities portfolio. Of the Bank’s total loan growth during the nine-month period, $25.1 million represented commercial and industrial (C&I) loans; $14.0 million represented real estate loans secured by non-farm, non-residential collateral; $12.8 million represented construction real estate loans; and $6.8 million represented residential real estate arrangements. These increases were partially offset by approximately $1.0 million in net reductions in other loan categories. The growth in the Bank’s portfolio is indicative of management’s ongoing efforts to broaden the Bank’s commercial loan portfolio with a diversified mix of real estate and C&I loans. Approximately 51% of the Bank’s new loan growth during 2016 was in variable rate lending arrangements, while 49% was at fixed rates. As of September 30, 2016, the Bank’s fixed rate loans totaled $143.7 million, while variable rate loans totaled $89.1 million.

The loan growth at ALC was comprised of $9.7 million in growth in point-of-sale consumer lending with prominent retail partners, partially offset by reductions of $2.7 million and $3.0 million in ALC’s real estate and traditional consumer lending portfolios, respectively. Point-of-sale retail lending continues to be a primary focus of ALC’s management, as it broadens the diversification of ALC’s portfolio with consumer loans that are generally of higher credit quality than traditional consumer loans.

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Investment securities totaled $209.6 million as of September 30, 2016, compared to $231.2 million as of December 31, 2015, a decrease of $21.6 million. The decrease resulted from maturity of securities, as well as the sale of securities from the Bank’s available-for-sale portfolio. The cash generated from the reduction of the portfolio was primarily redeployed in the Bank’s loan portfolio. Investment securities serve to both enhance interest income and provide an additional source of liquidity available to fund loan growth and capital expenditures. Management has structured the investment portfolio to provide cash flows through interest earned and the maturity or payoff of securities in the portfolio on a monthly basis. In the current environment, it is expected that cash flows from the investment portfolio will continue to serve as a significant source of liquidity available for the funding of future loan growth.

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Liabilities totaled $521.5 million and $498.8 million as of September 30, 2016 and December 31, 2015, respectively, an increase of $22.7 million. The increase resulted from increases in deposits (primarily noninterest-bearing demand) of $14.6 million and an increase in long-term debt of $10.0 million. These increases were partially offset by a decrease in short-term borrowings of approximately $2.0 million. Deposits generated through the Bank’s branch system are considered the Company’s primary funding source to meet short- and long-term liquidity needs. Deposit levels fluctuate throughout the year based on seasonality, as well as specific circumstances impacting deposit customers. In addition to deposits, significant external sources of liquidity are available to the Company, including access to funding through federal funds lines, Federal Home Loan Bank advances and brokered deposits.

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Shareholders’ equity increased to $78.8 million, or $13.05 per common share, as of September 30, 2016, compared to $77.0 million, or $12.76 per common share, as of December 31, 2015. The increase in shareholders’ equity resulted primarily from continued growth in retained earnings and increases in other comprehensive income resulting from changes in the fair value of investment securities available-for-sale.

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The Company declared a cash dividend of $0.02 per share on its common stock in the third quarter of 2016. This amount is consistent with the Company’s quarterly dividend declarations during the first two quarters of 2016 and for each quarter of 2015.

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During the third quarter, the Bank continued to maintain capital ratios at higher levels than the ratios required to be considered a “well-capitalized” institution under applicable banking regulations. The Bank’s common equity Tier 1 capital and Tier 1 risk-based capital ratios were each 19.59%. Its total capital ratio was 20.57%, and its Tier 1 leverage ratio was 12.36%.

About First US Bancshares, Inc.

First US Bancshares, Inc. (known as United Security Bancshares, Inc. prior to October 11, 2016) is a bank holding company that operates banking offices in Alabama through First US Bank. In addition, the Company’s operations include Acceptance Loan Company, Inc., a consumer loan company, and FUSB Reinsurance, Inc., an underwriter of credit life and credit accident and health insurance policies sold to the Bank’s and ALC’s consumer loan customers. Effective October 11, 2016, the Company’s stock is traded on the Nasdaq Capital Market under the symbol “FUSB.”

First US Bancshares, Inc. Reports Third Quarter Results

October 27, 2016

Forward-Looking Statements

This press release contains forward-looking statements, as defined by federal securities laws. Statements contained in this press release that are not historical facts are forward-looking statements. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. The Company undertakes no obligation to update these statements following the date of this press release, except as required by law. In addition, the Company, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein. Such forward-looking statements are necessarily estimates reflecting the best judgment of the Company’s senior management based upon current information and involve a number of risks and uncertainties. Certain factors that could affect the accuracy of such forward-looking statements are identified in the public filings made by the Company with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors. Specifically, with respect to statements relating to loan demand, growth and earnings potential, geographic expansion and the adequacy of the allowance for loan losses for the Company, these factors include, but are not limited to, the rate of growth (or lack thereof) in the economy generally and in the Bank’s and ALC’s service areas, the availability of quality loans in the Bank’s and ALC’s service areas, the relative strength and weakness in the consumer and commercial credit sectors and in the real estate markets and collateral values. There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

First US Bancshares, Inc. Reports Third Quarter Results

October 27, 2016

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

(Previously Known as United Security Bancshares, Inc. and Subsidiaries)

SELECTED FINANCIAL DATA – LINKED QUARTERS

(Dollars in Thousands, Except Per Share Data)

	Quarter Ended (Unaudited)
	2016			2015
	September 30,	June 30,	March 31,	December 31,	September 30,
Results of Operations:
Interest income	$7,760	$7,478	$7,196	$7,513	$7,328
Interest expense	587	561	535	549	561
Net interest income	7,173	6,917	6,661	6,964	6,767
Provision (reduction in reserve) for loan losses	680	536	167	415	(78)
Net interest income after provision (reduction in reserve) for loan losses	6,493	6,381	6,494	6,549	6,845
Non-interest income	1,567	1,480	989	1,176	996
Non-interest expense	7,348	7,255	7,066	7,203	7,090
Income before income taxes	712	606	417	522	751
Provision for income taxes	162	144	100	81	207
Net income	$550	$462	$317	$441	$544
Per Share Data:
Basic net income per share	$0.09	$0.08	$0.05	$0.07	$0.09
Diluted net income per share	$0.09	$0.07	$0.05	$0.07	$0.09
Dividends declared	$0.02	$0.02	$0.02	$0.02	$0.02

Period-End Balance Sheet:
Total assets	$600,307	$601,754	$575,582	$575,782	$548,537
Loans, net of allowance for loan losses	317,121	298,901	263,975	255,432	237,715
Allowance for loan losses	3,668	3,591	3,375	3,781	4,345
Investment securities, net	209,566	213,165	231,466	231,202	239,009
Total deposits	493,828	495,618	485,537	479,258	463,266
Long-term debt	15,000	15,000	5,000	5,000	-
Total shareholders’ equity	78,848	78,525	77,727	77,030	76,283

Key Ratios:
Return on average assets (annualized)	0.36%	0.31%	0.22%	0.31%	0.39%
Return on average equity (annualized)	2.78%	2.30%	1.65%	2.28%	2.84%
Loans to deposits	64.2%	60.3%	54.4%	53.3%	51.3%
Allowance for loan losses as % of loans	1.14%	1.19%	1.26%	1.46%	1.80%
Nonperforming assets as % of total assets	1.28%	1.33%	1.50%	1.59%	1.98%

First US Bancshares, Inc. Reports Third Quarter Results

October 27, 2016

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

(Previously Known as United Security Bancshares, Inc. and Subsidiaries)

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands, Except Share and Per Share Data)

	September 30,	December 31,
	2016	2015
	(Unaudited)
ASSETS
Cash and due from banks	$7,618	$7,088
Interest-bearing deposits in banks	18,475	36,984
Total cash and cash equivalents	26,093	44,072
Investment securities available-for-sale, at fair value	181,251	198,843
Investment securities held-to-maturity, at amortized cost	28,315	32,359
Federal Home Loan Bank stock, at cost	1,368	1,025
Loans, net of allowance for loan losses of $3,668 and $3,781, respectively	317,121	255,432
Premises and equipment, net	15,481	12,084
Cash surrender value of bank-owned life insurance	14,525	14,292
Accrued interest receivable	1,847	1,833
Other real estate owned	5,391	6,038
Other assets	8,915	9,804
Total assets	$600,307	$575,782

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$493,828	$479,258
Accrued interest expense	231	180
Other liabilities	7,063	6,960
Short-term borrowings	5,337	7,354
Long-term debt	15,000	5,000
Total liabilities	521,459	498,752

Shareholders’ equity:
Common stock, par value $0.01 per share, 10,000,000 shares authorized; 7,329,060 shares issued; 6,043,102 and 6,038,554 shares outstanding, respectively	73	73
Surplus	10,723	10,558
Accumulated other comprehensive income, net of tax	1,169	536
Retained earnings	87,660	86,693
Less treasury stock: 1,285,958 and 1,290,506 shares at cost	(20,764)	(20,817)
Noncontrolling interest	(13)	(13)

Total shareholders’ equity	78,848	77,030

Total liabilities and shareholders’ equity	$600,307	$575,782

First US Bancshares, Inc. Reports Third Quarter Results

October 27, 2016

FIRST US BANCSHARES, INC. AND SUBSIDIARIES

(Previously Known as United Security Bancshares, Inc. and Subsidiaries)

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
	(Unaudited)
Interest income:
Interest and fees on loans	$6,773	$6,160	$19,192	$18,815
Interest on investment securities	987	1,168	3,242	3,569
Total interest income	7,760	7,328	22,434	22,384

Interest expense:
Interest on deposits	532	557	1,568	1,721
Interest on borrowings	55	4	115	19
Total interest expense	587	561	1,683	1,740

Net interest income	7,173	6,767	20,751	20,644

Provision (reduction in reserve) for loan losses	680	(78)	1,383	(199)

Net interest income after provision (reduction in reserve) for loan losses	6,493	6,845	19,368	20,843

Non-interest income:
Service and other charges on deposit accounts	463	465	1,306	1,391
Credit insurance income	256	150	570	339
Other income, net	589	375	1,503	1,258
Net gain on sales and prepayments of investment securities	259	6	657	367
Total non-interest income	1,567	996	4,036	3,355

Non-interest expense:
Salaries and employee benefits	4,334	4,106	12,734	12,513
Net occupancy and equipment	830	744	2,381	2,347
Other real estate/foreclosure expense, net	124	247	370	814
Other expense	2,060	1,993	6,184	5,500
Total non-interest expense	7,348	7,090	21,669	21,174

Income before income taxes	712	751	1,735	3,024
Provision for income taxes	162	207	406	870
Net income	$550	$544	$1,329	$2,154
Basic net income per share	$0.09	$0.09	$0.22	$0.35
Diluted net income per share	$0.09	$0.09	$0.21	$0.34
Dividends per share	$0.02	$0.02	$0.06	$0.06